Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and between

Atreca, Inc.

and

Immunome, Inc.

Dated as of December 22, 2023

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Table of Contents
(continued)

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SCHEDULES

Schedule 2.1.2(a)	Assumed Contracts
Schedule 2.1.2(b)	Seller IP
Schedule 2.1.2(e)	Regulatory Approvals
Schedule 2.1.2(f)	Specified Samples
Schedule 2.1.4	Assumed Liabilities
Schedule 6.8	Stockholders Meeting

EXHIBITS

Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Patent Assignment
Exhibit C	Form of Support Agreement
Exhibit D	Form of CVR Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of December 22, 2023 (the “Execution Date”), by and between Atreca, Inc., a Delaware corporation (“Seller”) and Immunome, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

A.         Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Transferred Assets (as defined below), in each case, upon the terms and subject to the conditions of this Agreement (the “Asset Sale”).

B.         In consideration of such sale, Purchaser will assume the Assumed Liabilities (as defined below) and deliver to Seller the Closing Payment (as defined below), in each case, upon the terms and subject to the conditions of this Agreement.

C.         The Board has unanimously (i) determined that this Agreement, the Ancillary Agreements, the Asset Sale and the other transactions contemplated hereby and thereby are fair to and in the best interests of Seller and its stockholders and declared it advisable to enter into this Agreement with Purchaser; and (ii) adopted resolutions approving this Agreement, the Asset Sale and the consummation of the other transactions contemplated hereby and recommending to the stockholders of Seller to vote for the adoption of a resolution approving the sale of substantially all of Seller’s assets pursuant to, and on the terms and conditions set forth in, this Agreement at a meeting duly called and held (or by unanimous written consent) (such recommendation by the Board, the “Board Recommendation”) pursuant to the DGCL (as defined below).

D.         Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the officers, directors and stockholders of Seller listed on Section A of the Seller Disclosure Schedule have entered into Support Agreements, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit C (the “Support Agreement”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all their shares of Seller’s capital stock in favor of the Asset Sale and the other transactions contemplated by this Agreement.

E.         On the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Purchaser and a duly qualified rights agent reasonably agreeable to Seller will enter into the CVR Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1      DEFINITIONS

1.1        Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.6.2.

“Acquisition” has the meaning set forth in Section 2.1.1.

“Acquisition Proposal” has the meaning set forth in Section 6.6.4(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6.5(a).

“Ancillary Agreements” means the Assignment and Bill of Sale, the Patent Assignment, the Support Agreements and the CVR Agreement.

“Apportioned Obligations” has the meaning set forth in Section 6.3.1(b).

“Asset Sale” has the meaning set forth in the recitals hereto.

“Assignment and Bill of Sale” means the assignment and bill of sale in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 2.1.2(a).

“Assumed Liabilities” has the meaning set forth in Section 2.1.4(a).

“Bankruptcy Code” has the meaning set forth in Section 3.1.12.

“Board” means the Board of Directors of Seller.

“Board Recommendation” has the meaning set forth in the recitals hereto.

“Books and Records” means originals or, if originals do not exist, true and complete copies, of all books, records, files (including data files), work papers and other documents relating to the Specified Programs and other Transferred Assets, including (a) the amino acid sequences encoding the naturally occurring antibodies and any engineered antibody variant primarily related to any Specified Programs or any other Transferred Assets (including research and development, data, supplier lists, consultant reports, correspondence with, to or from research ethics committee, informed consent forms and HIPAA authorizations related to the Specified Samples and Original PBMC Samples), (b) all files relating to the inventorship, ownership, filing, prosecution, issuance, maintenance, enforcement or defense of any Seller IP, including written Third Party correspondence, and (c) records and documents related to research and nonclinical, pre-clinical studies for any Specified Program conducted by or on behalf of Seller, including laboratory and engineering notebooks, procedures, tests and dosage information or related to any Specified Samples and Original PBMC Samples; in each case ((a) through (c)), in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, and in each case to the extent owned or controlled by or otherwise in the possession of Seller.

“Business Day” means any day other than Saturday, Sunday, public holiday, or a day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“Business Information” has the meaning set forth in Section 6.10.5.

“Change in Recommendation” has the meaning set forth in Section 6.6.5(a).

“Closing” has the meaning set forth in Section 2.3.1.

“Closing Consideration” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing occurs.

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated October 3, 2023, by and between Seller and Purchaser.

“Contract” means any written or oral agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, grant, subsidy or other legally binding arrangement.

“Control” means, with respect to any Intellectual Property Rights, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise, to assign, transfer, or grant access to, or to grant a license, sublicense or other right (including a covenant not to sue) to or under such Intellectual Property Rights as provided for herein without violating (a) the terms of any agreement or other arrangement with any Third Party existing as of the time a Person or its Affiliates would be required hereunder to grant such access, ownership, license or sublicense and (b) any applicable Law.

“Copyright” means copyrights and rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.

“CVR” has the meaning set forth in Section 2.2.

“CVR Agreement” means the contingent value rights agreement in substantially the form attached hereto as Exhibit D, with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Purchaser and Seller.

“CVR Record Date” has the meaning set forth in the CVR Agreement.

“CVR Term” has the meaning set forth in the CVR Agreement.

“Determination Notice” has the meaning set forth in Section 6.6.6(a).

“Development” means, and “Develop” means conduct, services and activities relating to, nonclinical, pre-clinical and clinical drug development activities, including nonclinical and pre-clinical studies, laboratory testing and clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a product candidate, and activities to develop manufacturing capabilities for a product candidate. “Development” includes optimization, nonclinical and pre-clinical activities, pharmacology studies, toxicology studies, laboratory testing, formulation, patient treatment in drug development activities, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“DGCL” means the Delaware General Corporation Law, as amended.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 8.2.1.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.1.3.

“Excluded Contracts” has the meaning set forth in Section 2.1.3(c).

“Excluded Liabilities” has the meaning set forth in Section 2.1.4(b).

“Excluded Taxes” means (i) all Taxes of Seller or any of its Affiliates, or for which Seller or any of its Affiliates is otherwise liable (including by Contract or pursuant to any Law, as a transferee or successor), for any taxable period including all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (iii) all Taxes relating to the Transferred Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, for the Pre-Closing Tax Period as determined pursuant to Section 6.3.1; and (iv) all Transfer Taxes for which Seller is responsible as provided in Section 6.3.1(a).

“Execution Date” has the meaning set forth in the preamble hereto.

“Exploit” or “Exploiting” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, Develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of.

“Exploitation” means the act of Exploiting a compound, product or process.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and any successor statute, and all related rules, regulations and guidance promulgated thereunder (including, without limitation, the regulations promulgated in title 21 of the Code of Federal Regulations).

“Filed SEC Documents” has the meaning set forth in Section 3.1.

“Governmental Authorization” means any: (a) permit, license, consent, certificate, filing, notification, concessions, franchise, ratification, permission, variance, clearance, registration, qualification, listing, exemption, endorsement, waiver, designation, approval or authorization (including any supplement or amendment thereto) issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal).

“Governmental Order” means any order, decision, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Holder” has the meaning set forth in the CVR Agreement.

“Human Antibody Database Repository” means, with respect to any subset of antibodies in the Sequence Repository, the data available in Seller’s laboratory information management system (“LIMS”) database, which data may include immunohistochemistry staining data, flow cytometry data, or other analyses that were catalogued in LIMS.

“Health Care Laws” means any applicable Laws relating to pharmaceutical products, good manufacturing practices, good laboratory practices, good clinical practices, interactions with health care professionals, fraud and abuse matters, and includes: (a) FDCA; (b) 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, and 812; (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (d) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (e) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (f) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (g) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (h) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (i) the exclusion Laws (42 U.S.C. § 1320a-7); (j) HIPAA; and (l) any other applicable Laws related to the design, development, testing, processing, handling, storing or licensing of the Transferred Assets, as applicable, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services.

“HIPAA” means, collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing regulations at 45 C.F.R. Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services, in each case, as the same may be amended, modified or supplemented from time to time.

“Intellectual Property Rights” means, collectively, all past, present and future rights of any intellectual property, including the following types, under the Laws of any jurisdiction in the world, whether registered, unregistered, applied for and pending: (a) rights associated with works of authorship, including exclusive Exploitation rights, Copyrights, moral rights, software, applications, databases, and mask works, together with common law rights therein; (b) Trademarks and similar rights and any goodwill associated therewith; (c) trade secrets, know-how, proprietary information, inventions (whether or not patentable), invention disclosures, discoveries, prototypes, research results, instructions, procedures, methods, processes, protocols, specifications, techniques, tests, formulae, compositions, materials, and other forms of technology (whether or not patentable or copyrightable); (d) Patents and industrial property rights; (e) rights of privacy and publicity, and (f) rights in or relating to administrative prosecution, registration, recordation or other administrative proceeding; including renewals, extensions, combinations divisions, reissues, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of, and applications for, any of the rights referred to in subsection (a) through (e).

“Intervening Event” has the meaning set forth in Section 6.6.4(b).

“IRS” means the United States Internal Revenue Service.

“Key Personnel” has the meaning set forth in Section 6.10.5.

“Key Personnel Agreements” has the meaning set forth in Section 6.10.5.

“Later Discovered Contract” has the meaning set forth in Section 6.5.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding, mediation (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” means any debts, liabilities, obligations, Taxes, commitments, expenses or claims, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” means an event, fact, condition, occurrence, change or effect that is, or would reasonably be expected to (a) individually or in the aggregate, be materially adverse to the Transferred Assets or the Assumed Liabilities, or (b) prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that, none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect” for purposes of clause (a) above: (i) political or economic conditions or conditions affecting the capital or financial markets generally; (ii) conditions generally affecting any industry or industry sector in which Seller operates or competes, including increases in operating costs; (iii) any changes or proposed changes in applicable Law or the generally accepted accounting principles of the United States, as in effect on the Execution Date (or any corresponding applicable accounting standards in any jurisdiction outside the United States); (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic or other natural disaster or force majeure event; (vi) the public announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any disruption in (or loss of) supplier, distributor, partner or similar relationships resulting therefrom; and (vii) the taking of any action by Seller or its Affiliates that is explicitly contemplated by this Agreement or that Purchaser has requested be taken; provided, that, with respect to clauses (i), (ii), (iii), (iv) and (v), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to Seller as compared to other participants in the industries in which Seller operates.

“Milestone” has the meaning set forth in the CVR Agreement.

“Milestone Payment” has the meaning set forth in the CVR Agreement.

“Non-Assignable Right” has the meaning set forth in Section 2.4.

“Ordinary Course of Business” means the ordinary course of business, including with regard to nature, frequency and magnitude, and otherwise consistent with past practice, and the Ordinary Course of Business of Seller shall also include actions required to effect the winding down of Seller’s prior research and Development activities (including the termination of ongoing contractual obligations relating to Seller current product candidates).

“Original PBMC Samples” means any peripheral blood mononuclear cell (“PBMC”) sample(s), including PBMCs that have been exhausted and are no longer available, from which an antibody sequence was derived that (a) is included in the Sequence Repository or the Human Antibody Repository Database or (b) was used or included in any of the Specified Programs or Specified Program Antibodies.

“Party” and “Parties” have the meaning set forth in the preamble hereto.

“Patent Assignment” means that certain Assignment of Patents in substantially the form attached hereto as Exhibit B.

“Patents” means national, regional and international patents (including utility, utility model, plant and design patents, and certificates of invention), published or unpublished patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Body which provides rights beyond the original expiration date of any of the foregoing.

“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the Ordinary Course of Business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the Ordinary Course of Business), (c) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the Ordinary Course of Business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by a Governmental Body having jurisdiction over such real property or that are otherwise set forth on a title report, and (d) Encumbrances agreed by the Parties to constitute Assumed Liabilities.

“Person” means any natural person, individual, Entity or Governmental Body.

“Post-Closing Tax Period” has the meaning set forth in Section 6.3.1(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.3.1(b).

“Proxy Statement” has the meaning set forth in Section 3.1.11.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Purchaser of the transactions contemplated hereby.

“Regulatory Approvals” means any and all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations of any Regulatory Authority (including any pre-market notification clearances, pre-market approvals and non-clinical, pre-clinical and clinical study authorizations) that are required for or primarily relate to the Transferred Assets or the Exploitation of the Transferred Assets.

“Regulatory Authority” means any Governmental Body, including institutional review boards or other research ethics committees, that regulates or has oversight related to the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics, biopharmaceuticals or human biological samples, including the Specified Samples and Original PBMC Samples.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby, including each Ancillary Agreement.

“Representatives” means, with respect to any Person, its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person or such Person’s Affiliates.

“SEC” has the meaning set forth in Section 3.1.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” means the disclosure schedule that has been prepared by Seller in accordance with the requirements of this Agreement and that has been delivered by Seller to Purchaser on the Execution Date.

“Seller IP” means all Patents and other Intellectual Property Rights (excluding any Trademarks and Copyrights), in each case, (a) that are owned by Seller or (b) as to which Seller has been granted a license for and that (i) are related to any Specified Program or related to the Transferred Assets or the Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with any Specified Program or otherwise incorporated in any Specified Program. For the avoidance of doubt, “Seller IP” shall not include any Intellectual Property Rights licensed to Seller through that certain Exclusive (Equity) Agreement by and between Seller and The Board of Trustees of the Leland Stanford Junior University effective as of June 28, 2012 and as amended through the Execution Date.

“Seller’s Knowledge” means the actual knowledge, after reasonable investigation, of John A. Orwin, Philippe C. Bishop, Stephen E. Gould, Courtney J. Phillips and Tito A. Serafini, and any of their successors as President and Chief Executive Officer, Chief Medical Officer, Chief Scientific Officer, General Counsel and Corporate Secretary and Chief Strategy Officer, respectively (the “Knowledge Individuals”). For the avoidance of doubt, with respect to matters involving Intellectual Property Rights, “reasonable investigation” does not require the conducting of any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to the Knowledge Individuals.

“Sequence Repository” means an archive containing antibody sequences derived from oncology patient PBMC samples that Seller generated as an initial step to discover and develop prophylactic or therapeutic antibodies and which are set forth in the archive titled “2023_11_15_atrecadb_pgdump” and delivered to Purchaser prior to the date of this Agreement.

“Shares” mean the shares of Class A Common Stock, par value $0.01 per share, or Class B Common Stock, par value $0.01 per share, of Seller, in each case, that are outstanding as of the Closing.

“Specified Programs” means each Development program on or prior to the Closing Date with respect to APN-346958, APN-497444, APN-987481, APN-685612, APN-216371, APN-051280, APN-446726, APN-122597, APN-294782, APN-917227, APN-943410, APN-323078, APN-549983, APN-831408, APN-250134, APN-541885, APN-585401, APN-267252, APN-959038, APN-459683, APN-739852, APN-362519, APN-722709, APN-407050, APN-222330, APN-095633, APN-237563, and APN-217241 (all such APNs, collectively the “Specified Program Antibodies”), and the Exploitation thereof. Notwithstanding anything to the contrary set forth herein, for purposes of this Agreement, a Specified Program to the extent relating to APN-346958 shall be deemed to only refer to the amino acid sequence of and the target for APN-346958 and not any other assets, properties or rights of any kind or nature in connection therewith, including any of Seller’s Books and Records on APN-346958.

“Specified Programs Contract” has the meaning set forth in Section 6.5.

“Specified Samples” means the human PBMCs or other available human biological samples derived from blood specimens (if available) as set forth on Schedule 2.1.2(f).

“Stockholder Approval” has the meaning set forth in Section 3.1.2.

“Stockholders Meeting” has the meaning set forth in Section 6.8.

“Superior Proposal” has the meaning set forth in Section 6.6.4(c).

“Support Agreement” has the meaning set forth in the recitals hereto.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, Transfer Tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, social security (or similar) tax or payroll tax), levy, assessment, tariff, deficiency, fee, customs or duty in the nature of a tax, including any interest, penalty or additional amounts related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

“Third Party” means any Person other than Seller, Purchaser and their respective Affiliates and permitted successors and assigns.

“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered and all goodwill associated therewith.

“Transfer” has the meaning set forth in Section 3.1.12.

“Transfer Taxes” has the meaning set forth in Section 6.3.1(a).

“Transferred Assets” has the meaning set forth in Section 2.1.2.

1.2         Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

ARTICLE 2      SALE AND PURCHASE

2.1         Sale and Purchase; Transferred Assets; Assumed Liabilities.

2.1.1         Sale and Purchase. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in, to and under all of the Transferred Assets. The sale and purchase of the Transferred Assets hereunder is referred to herein as the “Acquisition”.

2.1.2         Transferred Assets. The term “Transferred Assets” means all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired, except for the Excluded Assets described in Section 2.1.3 below, which relate to, or are used or held for use in connection with, the Specified Programs, including all of Seller’s right, title and interest in, to and under the following assets as of the Closing Date:

(a)         the Contracts set forth on Schedule 2.1.2(a), including all rights thereunder (the “Assumed Contracts”);

(b)         all Seller IP, including the registrations and applications set forth on Schedule 2.1.2(b);

(c)         all Books and Records;

(d)         all Governmental Authorizations necessary for or primarily related to the Specified Programs;

(e)         all Regulatory Approvals, including as set forth on Schedule 2.1.2(e);

(f)         the Specified Samples;

(g)         the Sequence Repository;

(h)         the Human Antibody Database Repository; and

(i)         all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to Specified Programs, the Transferred Assets or the Assumed Liabilities (other than claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off and rights of subrogation against any Third Parties relating to the Excluded Assets or Excluded Liabilities) and all other intangible property rights that relate to the Specified Programs, the Transferred Assets or the Assumed Liabilities.

2.1.3         Excluded Assets. Purchaser acknowledges that the Transferred Assets shall consist only of those assets described in Section 2.1.2 and all other assets of Seller are excluded (collectively, the “Excluded Assets”), including all of Seller’s right, title and interest to and under the following assets as of the Closing Date:

(a)         any Excluded Taxes;

(b)         all cash and cash equivalents of Seller;

(c)         all Contracts other than the Assumed Contracts (the “Excluded Contracts”);

(d)         all statements of work, proposals or similar documents executed pursuant to any Contract (including the Assumed Contracts) that are not related to, or used or held for use in connection with, any Specified Program or otherwise exclusively related to the Transferred Assets;

(e)         all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;

(f)         all minute books and corporate seals, Tax Returns (except for non-income Tax Returns directly related to the Transferred Assets) and similar records of Seller and any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege;

(g)         all rights of Seller relating to Tax prepayments, Tax deposits, Tax refunds, other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, or other Tax assets for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets); and

(h)         except to the extent included in the Transferred Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible.

2.1.4         Assumed Liabilities; Excluded Liabilities.

(a)         The term “Assumed Liabilities” means all (a) Liabilities under or relating to the Assumed Contracts (including all purchase orders that become due on or after Closing) only to the extent the Assumed Contracts are actually assigned to Purchaser, and (b) all other Liabilities relating to the Transferred Assets set forth on Schedule 2.1.4, in each case, accruing with respect to any period commencing on and after the Closing (but, for the avoidance of doubt, excluding any Liability to the extent arising from or relating to the performance or non-performance thereof prior to the Closing).

(b)         Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Purchaser shall not be the successor to Seller, and Purchaser expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall pay, perform and discharge when due all of the Excluded Liabilities, including:

(i)         any Liabilities to the extent relating to or arising out of the Excluded Assets, including the Excluded Contracts;

(ii)         any Liabilities to the extent relating to or arising out of accounts payable (other than the Assumed Liabilities);

(iii)         any Liabilities (including all Legal Proceedings relating to such Liabilities) of Seller to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Transferred Assets or the operation of the business of Seller to the extent such conduct occurred prior to the Closing; and

(iv)         any other Liabilities arising out of the Transferred Assets or the operation of the business of Seller prior to the Closing, whether or not any such Liabilities are claimed prior to, at or after the Closing (other than the Assumed Liabilities).

2.2         Closing Consideration. In consideration of the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof, Purchaser shall (a) pay to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller by delivery of written notice thereof to Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to $5,500,000 (the “Closing Payment”), (b) issue to each stockholder of Seller, the right to receive one (1) contractual contingent value right (each, a “CVR”) for each outstanding Share held by such stockholder as of the CVR Record Date, each representing the right to receive contingent payments in cash, without interest, upon the achievement of each Milestone during the CVR Term as set forth in, and subject to the terms and conditions of, the CVR Agreement, and (c) assume the Assumed Liabilities (collectively, the “Closing Consideration”).

2.3         Closing.

2.3.1         Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures as soon as practicable following (but in any event no later than two (2) Business Days after) the satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in ARTICLE 7 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or at such other time and place as Purchaser and Seller may agree to in writing.

2.3.2         Closing Deliveries.

(a)         At the Closing, Purchaser shall deliver the following to Seller:

(i)         the Closing Payment pursuant to Section 2.2;

(ii)         each of the Ancillary Agreements, in each case, duly executed by Purchaser; and

(iii)         all other documentation and instruments reasonably requested in advance by Seller relating to the transfers under Section 2.1.

(b)         At the Closing, Seller shall deliver the following to Purchaser:

(i)         each of the Ancillary Agreements, in each case, duly executed by Seller;

(ii)         an IRS Form W-9 duly executed by Seller; and

(iii)         all other documentation and instruments reasonably requested in advance by Purchaser relating to the transfers under Section 2.1.

2.4         Third Party Consents. If the assignment or transfer of any asset included in the Transferred Assets (including any Later Discovered Contract) or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Purchaser (each, a “Non-Assignable Right”), then Seller shall use its commercially reasonable efforts to obtain such consent after the execution of this Agreement until such consent is obtained. If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its commercially reasonable efforts to obtain such consent as soon as possible after the Closing and (b) Seller shall use its commercially reasonable efforts to obtain for Purchaser substantially all of the practical benefit and burden of such Non-Assignable Right, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Seller and (ii) subject to the consent and control of Purchaser, enforcement, at the cost and for the account of Purchaser, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Notwithstanding anything to the contrary in this Agreement (a) neither Seller nor any of its Affiliates shall be required to pay money to any third party, commence any Legal Proceeding or offer or grant any negative concessions in connection with such efforts and (b) such benefits shall be calculated net of additional documented out-of-pocket costs in connection therewith (including Taxes).

2.5         Withholding. Purchaser, its Affiliates, and its Representatives shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the CVR Agreement any withholding Taxes required by applicable Law to be deducted and withheld. If Purchaser intends to deduct or withhold any amounts pursuant to this Section 2.5, Purchaser shall use commercially reasonable efforts to notify Seller within a reasonable time period in advance thereof and shall cooperate in good faith with Seller and its Affiliates to minimize any such deduction and withholding as permitted by Law and applicable income tax treaty. Any amounts deducted or withheld and remitted to the appropriate taxing authority shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3      REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that, except as (a) set forth in the confidential Seller Disclosure Schedule (it being understood that each representation and warranty contained in this ARTICLE 3 is subject to (i) exceptions and disclosures set forth in the part or subpart of the Seller Disclosure Schedule corresponding to the particular Section or subsection in this ARTICLE 3; and (ii) any exception or disclosure set forth in any other part or subpart of the Seller Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by Seller, from and after January 1, 2023 and prior to the Execution Date (the “Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” section:

3.1.1         Due Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Seller is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have a Material Adverse Effect.

3.1.2         Authority. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceeding on the part of Seller is necessary to approve and consummate the Asset Sale and the other transactions contemplated hereby, subject to the approval and adoption of this Agreement and the approval of the Asset Sale, the dissolution of Seller and the other transactions contemplated hereby by the holders of a majority of the outstanding shares of common stock of Seller entitled to vote thereon at the Stockholders Meeting (such approvals and adoption, the “Stockholder Approval”). This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. The Board has unanimously (i) determined that this Agreement, the Asset Sale, the dissolution of Seller and the other transactions contemplated hereby are fair to and in the best interests of Seller and its stockholders and declared it advisable to enter into this Agreement with Purchaser; and (ii) adopted resolutions approving this Agreement, the Asset Sale, the dissolution of Seller and the consummation of the other transactions contemplated hereby and to provide the stockholders of Seller with the Board Recommendation pursuant to the DGCL.

3.1.3         Good Title; Sufficiency of Assets.

(a)         Other than the Intellectual Property Rights which are covered by Section 3.1.5, (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Transferred Assets free and clear of all Encumbrances, and has complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Purchaser, as applicable, the Transferred Assets, (ii) there are no adverse claims of ownership to the Transferred Assets and Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets, and (iii) at the Closing, Purchaser will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Transferred Assets, free and clear of all Encumbrances (in each case of clauses (i) – (iii) above, other than Permitted Encumbrances). Title to the Specified Samples within the Transferred Assets shall be conveyed by delivery to Purchaser upon Closing.

(b)         Except for the Excluded Assets specifically described in Section 2.1.3(a) and (f), the Transferred Assets constitute (i) all of the interests, assets and rights of Seller or any of its Affiliates acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Specified Programs and (ii) all of the interests, assets and rights of Seller or any of its Affiliates used or held for use in connection with the Specified Programs. The Transferred Assets are sufficient for the continued Exploitation of the Specified Programs after the Closing and constitute all of the rights, property, and assets necessary to Exploit, or primarily related to, the Specified Programs. None of the Excluded Assets are material to the Exploitation of, or primarily related to, the Transferred Assets or Specified Programs.

(c)         To Seller’s Knowledge, Seller’s designee has stored and will continue to store the Specified Samples in accordance with applicable protocols, environmental controls and applicable Laws until Purchaser takes possession of the same.

3.1.4         Non-Contravention; Consents.

(a)         Assuming compliance with the applicable provisions of the DGCL, the execution and delivery of this Agreement and the Related Documents by Seller will not: (i) result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon the Transferred Assets under, (i) Seller’s certificate of incorporation and its bylaws, in each case, as amended as of the Execution Date, (ii) any Contract to which Seller is a party or to which any of the Transferred Assets are subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Seller or the Transferred Assets or (B) order, writ, injunction, judgment or decree applicable to Seller or the Transferred Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of an Encumbrance, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Transferred Assets, taken as a whole, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Acquisition.

(b)         Except as set forth in Section 3.1.4(b) of the Seller Disclosure Schedule and as may be required by the Exchange Act, state takeover Laws and the DGCL, Seller is not required to give notice to, make any filing with, or obtain any consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, except those filings, notifications, approvals, notices or consents that the failure to make, obtain or receive would not reasonably be expected to have, a Material Adverse Effect.

3.1.5         Intellectual Property.

(a)         Subject to Sections 3.1.5(b) and (f), Seller or its Affiliates solely and exclusively owns or Controls all right, title and interest to all Seller IP, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule 2.1.2(b) sets forth all Seller IP and indicates whether or not such Seller IP is owned by Seller or its Affiliates. For the avoidance of doubt, this Section 3.1.5 does not constitute a representation or warranty of Seller relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b)         To Seller’s Knowledge, without giving effect to 35 US §271(e)(l) or any comparable Laws, (i) Seller has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating (including with respect to the Exploitation by Seller of any Specified Program) any rights of any other Person (including any Intellectual Property Rights) with regard to the Specified Programs (including any Specified Program Antibodies) before the date hereof, or the possession or use of any Seller IP for the Specified Programs, and (ii) the Exploitation of any of the Specified Programs (including any Specified Program Antibodies) will not infringe, misappropriate or otherwise violate any rights of any other Person (including any Intellectual Property Rights). To Seller’s Knowledge, no other Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Seller IP.

(c)         Except as set forth in Section 3.1.5(c) of the Seller Disclosure Schedule, no claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) any Specified Program; (ii) the Control or use of any Seller IP; (iii) any actual or potential infringement, misappropriation or unauthorized use of Seller IP; (iv) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller IP or the Specified Programs; or (v) the validity or enforceability of any Seller IP.

(d)         Schedule 2.1.2(b) sets forth a list of all Patents and Patent applications within the Seller IP that are registered or for which an application for registration has been filed under the authority of any Governmental Body, including (i) the jurisdiction in which such item of the Seller IP has been registered or filed and the applicable registration, issuance, application, or serial number, and the filing date thereof and (ii) the current owner thereof. The Patent applications listed in Schedule 2.1.2(b) that are owned by Seller are (and such applications that are otherwise Controlled by Seller) pending and have not been abandoned and have been and continue to be timely prosecuted. All Patents and Patent applications owned by Seller that are related to the Specified Programs have been (and all such Patents and Patent applications otherwise Controlled by Seller have been) duly registered or filed with or issued by each appropriate Governmental Body in the jurisdiction indicated in Schedule 2.1.2(b), all related necessary affidavits of continuing use have been (or, with respect to licenses, have been) timely filed, and all related necessary maintenance fees (including, with respect to licenses) have been timely paid to continue all such rights in effect. As of the date hereof, Seller and its Affiliates have not taken any actions that, to Seller’s Knowledge, would render the Patents and Patent Applications within the Seller IP that are owned by Seller or its Affiliates invalid or unenforceable. None of the Patents listed in Schedule 2.1.2(b) that are owned by Seller have expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Body. None of the Patents or Patent applications listed in Schedule 2.1.2(b) that are owned by Seller are involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such Patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the Patents and Patent applications listed in Schedule 2.1.2(b) that are owned by Seller identifies each and every inventor of the claims thereof as determined in good faith and in accordance with U.S. patent law pertaining to inventorship. Each inventor named on the Patents and Patent applications listed in Schedule 2.1.2(b) that are owned by Seller has executed and delivered an agreement assigning his, her or its entire right, title and interest in and to such Patent or Patent application, and the inventions embodied and claimed therein, to Seller, or in the case of licensed Patents, to the appropriate owners. To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.

(e)         No current or former director, officer, employee, contractor or consultant of Seller owns any rights in or to any Seller IP. All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the invention, conception, reduction to practice creation or development of any Seller IP did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller IP arising therefrom became the exclusive property of Seller or (ii) pursuant to a valid and written agreement, assigned all of his or her rights in Seller IP to Seller. No current or former directors, officers, employees, contractors or consultants of Seller has made or, to Seller’s Knowledge, threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any Seller IP.

(f)         Section 3.1.5(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Execution Date of all options, rights, licenses or interests of any kind relating to any Seller IP (i) granted to Seller by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) granted by Seller to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments). Any in-licenses under clause (i) necessary to use the Seller IP is listed on Schedule 2.1.2(a). All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(g)         The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Acquisition and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any Seller IP that is material to the Specified Programs.

(h)         Seller and its Affiliates have taken all reasonable measures to maintain the confidentiality of all Intellectual Property Rights included in the Seller IP. The know-how and trade secrets that are owned, used or held by Seller and its Affiliates in connection with the research, Development or manufacture of the Specified Programs have not been used, disclosed to or, to Seller’s Knowledge, discovered by any Person except pursuant to written non-disclosure or license agreements which have not, to Seller’s Knowledge, been breached. All of the sequences of the Specified Program Antibodies have been and continue to be maintained as trade secrets, except to the extent disclosed in the Patent applications set forth on Schedule 2.1.2(b).

(i)         No funding, facilities, personnel or other resources of any Governmental Body or university or other academic institution or academic research center has been used in connection with the conception, invention, reduction to practice, development or other creation by or on behalf of Seller and its Affiliates of any Intellectual Property Rights related to the Seller IP.

3.1.6         Assumed Contracts.

(a)         Except as set forth in Section 3.1.6 of the Seller Disclosure Schedule, as of the date of this Agreement, there are no Contracts, other than the Assumed Contracts, (i) to which Seller is bound that are exclusively related to the Specified Programs or (ii) to which any of the Transferred Assets are subject.

(b)         The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity. Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts, and Seller is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, as of the date of this Agreement, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. As of the date of this Agreement, Seller has not received any written notice of intention to terminate any Assumed Contract or of any claim of material breach with respect to the performance of Seller’s obligations under any Assumed Contract.

3.1.7         Compliance with Laws. The business and operations of Seller as such business and operations relate to Specified Programs and the other Transferred Assets are in material compliance with, and for the past three (3) years, have been in material compliance with, applicable Laws, and during the past three (3) years, Seller has not received any notices of any violation with respect to such Laws, except for failures to be in compliance that individually or in the aggregate have not been and would not reasonably be expected to be material and adverse to the Transferred Assets, taken as a whole.

3.1.8         Health Care Compliance.

(a)         (i) The business and operations of Seller as such business and operations relate to Specified Programs and the other Transferred Assets are in material compliance with, and for the past three (3) years, have been in material compliance with, all Health Care Laws, (ii) during the past three (3) years, Seller has not received any notification of any pending or, to Seller’s Knowledge, threatened, Legal Proceeding, FDA Form 483, notice of adverse finding, safety notice, warning letter or other correspondence or notification from any Regulatory Authority, including the FDA, alleging non-compliance under any Health Care Laws with respect to the Specified Programs and the other Transferred Assets, and (iii) neither Seller, any of its employees, officers or directors, nor, to Seller’s Knowledge, any of its contractors or agents, are or have been disqualified, excluded, suspended or debarred under any Health Care Laws or from participation in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), convicted of a crime for which a person could be so disqualified, excluded, suspended or debarred, or is or has been subject to a pending or threatened Legal Proceeding or complaint that could result in such disqualification, debarment, suspension, exclusion or conviction under any applicable Law or Health Care Laws.

(b)         Seller holds all Regulatory Approvals required for the conduct of the business and operations of Seller as such business and operations relate to the Specified Programs and the Transferred Assets and all such Regulatory Approvals are in full force and effect. Seller has no knowledge of any facts or circumstances that would likely to lead to the revocation, suspension, limitation, or cancellation of any Regulatory Approval required under Health Care Laws. Seller is the sole and exclusive owner of all of the Regulatory Approvals and none of the Regulatory Approvals have been sold, conveyed, delivered, transferred or assigned to another party. Each such Regulatory Approval (i) has, to Seller’s Knowledge, been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect and (ii) is transferable to Purchaser. To Seller’s Knowledge, there are no facts, circumstances or conditions that would prevent the transfer of any Regulatory Approval to Purchaser on or after the Closing Date.

(c)         During the last three (3) years, Seller has timely filed and maintained all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions related to the Specified Programs and the Transferred Assets and required to be filed and maintained under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable Regulatory Authorities.

(d)         Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any governmental entity related to the Specified Programs or the Transferred Assets. Seller is not subject to any investigation related to the Specified Programs or the Transferred Assets that is pending or, to Seller’s Knowledge, that is pending and not served or threatened or that has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729 et seq.).

(e)         The nonclinical and pre-clinical studies conducted or sponsored by, or on behalf of, Seller with respect to the Specified Programs, or which otherwise involve the Specified Programs, have been and, if still pending, are being conducted in compliance with and consistent with all applicable protocols, Regulatory Approvals, including research ethics committee approvals, and Health Care Laws. Seller has not received any notices, correspondence or other communication from any Governmental Body requiring the termination, suspension or material modification of any nonclinical or pre-clinical studies conducted by, or on behalf of, Seller with respect to the Specified Programs, or that have involved the Specified Programs.

(f)         Seller has caused to be obtained all required consents and authorizations for the collection, sharing, transfer, use (including secondary future research use) or any other Exploitation of any of the Specified Samples or Original PBMC Samples or has taken all necessary steps to ensure that such required consents and authorizations have been obtained to permit the collection, sharing, transfer, use (including secondary future research use) or any other Exploitation of any of the Specified Samples or Original PBMC Samples. Any such collection, sharing, transfer, use or other Exploitation is consistent with any applicable protocol, Regulatory Approvals, including research ethics committee approval, executed patient informed consents and HIPAA authorizations, and in accordance with Health Care Laws and Laws related to the protection of human subjects and biospecimen collection, and further, to Seller’s Knowledge, there are no restrictions of any kind on any such Exploitation and no payment or other consideration is due or payable now or in the future based on any such Exploitation by anyone. Seller represents and warrants that representative copies of the applicable informed consent forms and HIPAA authorizations executed by each patient who provided Specified Samples or Original PBMC Samples have been provided to Purchaser.

3.1.9         Legal Proceedings; Orders. As of the date of this Agreement, there is no pending Legal Proceeding, and to Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding that (i) relate to or affect the Transferred Assets or Assumed Liabilities, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. There is no order, writ, injunction, judgment or decree to which Seller, or any of the assets owned or used by Seller, is subject.

3.1.10         Financial Advisor. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

3.1.11         Accuracy of Proxy Statement. None of the information included or incorporated by reference in the proxy statement (such proxy statement and any amendments thereof or supplement thereto, the “Proxy Statement”) to be filed with the SEC in connection with this Agreement will, at the date it is first mailed to Seller’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.1.12         No Liquidation, Winding-Up; Creditors. Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business in the ordinary course. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. Seller has not made any transfer (“Transfer”), as such term is defined in Title 11 United States Code (“Bankruptcy Code”), or incurred any obligation, and the consummation of the transactions contemplated by this Agreement does not and will not constitute any Transfer or incurrence of any obligation, with intent to hinder, delay or defraud any present or future creditor of Seller.  Seller has not violated, and the consummation of the transactions contemplated hereby do not and will not constitute any violation of, any fraudulent conveyance law (including, without limitation, the provisions of Section 548 of the Bankruptcy Code, the Uniform Voidable Transactions Act, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and other similar laws). There are no current or past creditors of Seller to whom any applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with this Agreement, any Ancillary Agreements to which Seller is a party or any of the transactions contemplated hereby or thereby to which Seller is a party. As of the Closing Date, Seller will pay or make adequate provision for the satisfaction in full of any Excluded Liabilities of Seller under this Agreement.

3.1.13         Taxes.

(a)         All material Tax Returns relating to the Transferred Assets that are required by applicable Law to be filed by Seller have been timely filed (taking into account any automatic extension of time within which to file), all such Tax Returns are true, complete and accurate in all material respects and were prepared in material compliance with all applicable Law, and Seller is currently not the beneficiary of an extension of time within which to file any such Tax Return required to be filed, other than automatic extensions permitted under applicable Law.

(b)         All Taxes due and owing with respect to the Transferred Assets have been timely paid, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Seller and no failure, if any, of Seller or any of its Affiliate to duly and timely pay all Taxes for the current year that are due and payable by it will result in an Encumbrance on the Transferred Assets.

(c)         As of the date hereof, no material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Body in writing with respect to the Transferred Assets except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(d)         As of the date hereof, no audits, examinations, investigations or other proceedings are ongoing or pending, or have been threatened in writing in respect of any Taxes relating to the Transferred Assets, and there are no Tax matters under discussion, audit or appeal with any Governmental Body or any pending or threatened proceedings relating to Taxes that, in each case, might result in an Encumbrance on the Transferred Assets.

(e)         There are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) with respect to the Transferred Asset.

(f)         None of the Transferred Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c).

3.2         Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

3.2.1         Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2.2         Authority. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its covenants and the consummation of the transactions contemplated hereby has been duly authorized by the necessary corporate actions of Purchaser and no additional corporate proceedings or action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the CVR Agreement, the performance by Purchaser of its covenants and obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby. As of the Execution Date, the board of directors of Purchaser (or authorized committee thereof) has approved this Agreement and the transactions contemplated hereby at a meeting duly called and held (or by unanimous written consent). No vote of Purchaser’s stockholders is necessary to approve this Agreement or any of the transactions contemplated herein. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.2.3         Non-Contravention; Consents. The execution and delivery of this Agreement and the CVR Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Purchaser, (b) cause a violation by Purchaser of any Law applicable to Purchaser or (c) cause a default on the part of Purchaser under any Contract of Purchaser; except, with respect to clauses “(b)” and “(c)” only, for violations and defaults that would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the transactions contemplated by this Agreement. Except for, if required, consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to have a Purchaser Material Adverse Effect, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Body or other Person is required for Purchaser to consummate the transactions contemplated hereby.

3.2.4         Legal Proceeding. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Purchaser, being threatened) against Purchaser challenging the transactions contemplated hereby.

3.2.5         Financial Capacity. Purchaser has and will have, from and after the Execution Date, sufficient funds on hand to consummate the transactions contemplated hereby, including the payment of the Closing Payment and the Milestone Payments, assuming for purposes hereof that all Milestones have been satisfied as of the Closing.

3.2.6         Compliance. Neither Purchaser nor any of its subsidiaries is in conflict with, or in default or in violation of, any Law applicable to Purchaser or any of its subsidiaries or by which Purchaser or any of its subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause Purchaser to lose any material benefit or incur any material liability. No investigation or review by any Governmental Body is pending or, to the knowledge of Purchaser, has been threatened in writing, against Purchaser or any of its subsidiaries. There is no material judgment, injunction, order or decree binding upon Purchaser or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Purchaser or any of its subsidiaries, any acquisition of material property by Purchaser or any of its subsidiaries or the conduct of business by Purchaser and its subsidiaries as currently conducted.

3.2.7         No Purchaser Vote Required. No vote or other action of the stockholders of Purchaser is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Purchaser or otherwise in order for Purchaser to consummate the transactions contemplated hereby.

ARTICLE 4      INVESTIGATION BY PURCHASER

4.1         AS IS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ALL OF THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES OF SELLER ARE BEING SOLD AND TRANSFERRED TO PURCHASER ON AN “AS IS” AND “WHERE IS” BASIS AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE, ARE EXCLUDED FROM THE SALE AND TRANSFER OF THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES OF SELLER. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE TRANSFERRED ASSETS, OTHER THAN AS EXPRESSLY PROVIDED FOR HEREIN, INCLUDING WITHOUT LIMITATION, ESTIMATES, PROJECTIONS, PREDICTIONS, FORECASTS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR TO THE LEVEL OF SALES PROFITABILITY, INCOME OR FUTURE PROSPECTS. PURCHASER ACKNOWLEDGES THAT ANY FINANCIAL OR OPERATING INFORMATION RELATING TO SELLER’S OPERATION OF THE BUSINESS IS CONFIDENTIAL AND WAS PROVIDED SOLELY FOR INFORMATIONAL PURPOSES AND THAT SELLER HAS NO RESPONSIBILITY WHATSOEVER TO PURCHASER WITH RESPECT TO SUCH FINANCIAL OR OPERATING INFORMATION.

ARTICLE 5      PRE-CLOSING COVENANTS

5.1         Access and Information. During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE 8 (the “Pre-Closing Period”), Seller shall afford Purchaser and its Representatives reasonable access to the Books and Records as have previously been made available to Purchaser and its Representatives through an electronic data room, and during such period, shall use its commercially reasonable efforts to provide to Purchaser such other information, Books and Records to the extent that they relate to the Specified Programs or any other Transferred Assets, as Purchaser may reasonably request, in each case for the sole purpose of enabling Purchaser to verify the accuracy of Seller’s representations and warranties contained in this Agreement; provided, however, that Seller may restrict the foregoing access to the extent that in the reasonable judgment of Seller, any Law applicable to Seller, the Specified Programs or any other Transferred Assets requires Seller to so restrict such access; provided, further, that such access shall not unreasonably disrupt Seller’s ordinary course operations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, in Seller’s reasonable judgment, (i) violate (A) applicable Law, (B) the fiduciary duty of Seller or (C) any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege or (iii) disclose any trade secrets.

5.2         Ordinary Course of Business. During the Pre-Closing Period, except (a) as set forth in Section 5.2 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement, (b) as required by applicable Law, (c) as required by the terms of any material Contract binding upon Seller or its controlled Affiliates with respect to the Transferred Assets or (d) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall:

(a)         cause the business and operations of Seller as such business and operations relate to Specified Programs and the other Transferred Assets to conduct their operations in substantially the same manner as heretofore conducted;

(b)         not sell, assign or otherwise transfer or dispose of any Transferred Assets;

(c)         not (i) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of Seller, in whole or in part, with respect to the Transferred Assets, ordinary wear and tear excepted, or encumber any of the Transferred Assets, other than a Permitted Encumbrance, or (ii) settle any dispute or threatened dispute with any Governmental Body regarding, arising from or relating to any of the Transferred Assets;

(d)         not amend or terminate any Assumed Contract, other than renewals or extensions of such Assumed Contracts in the Ordinary Course of Business;

(e)         not create, assume or permit to exist any Encumbrance, other than a Permitted Encumbrance, upon any of the Transferred Assets;

(f)         not terminate its operations or file a certificate of dissolution or certificate of merger with the Secretary of State of the State of Delaware or take any action that would prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; and

(g)         authorize any of, or agree or commit to take, any of the actions described above.

5.3         Obligation to Consummate the Transaction. Each of the Parties agrees that, subject to this Section 5.3, it shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in ARTICLE 7 are satisfied, insofar as such matters are within the control of either of them.

5.4         Approvals. During the Pre-Closing Period, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Body or any third party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Body.

5.5         Notice of Legal Proceeding. During the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Legal Proceeding, examination or audit in which such Party is involved as a party that concerns and would reasonably be expected to materially and adversely affect the Specified Programs, the other Transferred Assets or the other Party’s rights in the same or that would otherwise reasonably be expected to have a Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

5.6         Stockholder Litigation. During the Pre-Closing Period, Seller shall, after becoming aware of, promptly notify Purchaser of any Legal Proceeding commenced against Seller or its directors by any stockholder of Seller (on their own behalf or on behalf of Seller) relating to this Agreement, the Asset Sale or the transactions contemplated hereby. Seller shall give Purchaser the right to review and comment on all material filings or responses to be made by Seller in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and Seller shall in good faith take such comments into account. No such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by Seller’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of the Transferred Assets. Seller will keep Purchaser reasonably informed with respect to the status of any such Legal Proceeding.

5.7         CVR Agreement. At or prior to the Closing, Purchaser shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent reasonably agreeable to Seller executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such rights agent and agreed to by Seller (such agreement not to be unreasonably withheld, conditioned or delayed); provided, that such revisions are not, individually or in the aggregate, detrimental or adverse to any holder of a CVR. Purchaser and Seller shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

ARTICLE 6      ADDITIONAL COVENANTS

6.1         Further Assurances. Each of Seller and Purchaser shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to vest in Purchaser all of Seller’s right, title and interest in, to and under the Transferred Assets as contemplated hereby; provided, however, that after the Closing, apart from such customary further assurances, neither Seller nor Purchaser shall have any other obligations except as specifically set forth and described herein. Furthermore, subject to Section 2.4, for a period of up to 90 days after the Closing Date, if either Purchaser or Seller becomes aware that any of the Transferred Assets have not been transferred to Purchaser or that any of the Excluded Assets have been transferred to Purchaser, it shall promptly notify the other and the Parties hereto shall, as soon as reasonably practicable, ensure that such assets are transferred, and with any necessary prior Third Party consent or approval, to: (a) Purchaser, in the case of any Transferred Asset which was not transferred at the Closing or (b) Seller, in the case of any Excluded Asset which was transferred at the Closing.

6.2      Publicity. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or any of the transactions contemplated herein or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except (i) where such publicity, news release or other public announcement is required by applicable Law, including any securities regulation, or any listing or trading agreement concerning its publicly traded securities, or (ii) where such publicity, news release or other public announcement is made in response to questions from the press, analysts, investors or those attending industry conferences, or made in internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); provided, that, in such events, the Party issuing the same shall be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof.

6.3         Certain Tax Matters.

6.3.1         Transfer Taxes and Apportioned Obligations.

(a)         All amounts payable hereunder are exclusive of all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”). Transfer Taxes shall be borne 50% by Seller and 50% by Purchaser. Seller and Purchaser shall reasonably cooperate to minimize, or eliminate, any such Transfer Taxes that might be imposed under applicable Laws. The non-paying Party liable for such Transfer Taxes pursuant to this Section 6.3.1(a) shall promptly reimburse the paying Party for their portion of such Transfer Taxes in accordance with Section 6.3.1(c).

(b)         Except for Transfer Taxes, all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets or the Specified Programs for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, as applicable, and Purchaser as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of Apportioned Obligations attributable to the Pre-Closing Tax Period. Purchaser shall be liable for proportionate amount of the Apportioned Obligations attributable to the Post-Closing Tax Period.

(c)         Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, by the applicable Party, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 6.3.1(a) or Section 6.3.1(b), as the case may be. Reasonably promptly after payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement (if applicable) to which the paying Party is entitled under Section 6.3.1(a) or Section 6.3.1(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement (if required by this Agreement) promptly but in no event later than ten (10) days after the presentation of such statement.

6.3.2         Cooperation and Exchange of Information. Each of Seller and Purchaser shall (a) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Specified Programs or the other Transferred Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, (A) Seller and its Affiliates will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), all books and records in respect of Tax matters related to the Specified Programs or the other Transferred Assets, including copies of all Tax Returns, supporting work schedules and other records relating to Pre-Closing Tax Periods, and (B) give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, allow Purchaser to take possession of such books and records.

6.3.3         Purchase Price Allocation. Prior to the Closing Date, the Parties shall mutually agree to an allocation of the Closing Consideration (including, for the avoidance of doubt, any Assumed Liabilities) and all other relevant items paid for the Transferred Assets treated as purchase price for applicable Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser and Seller agree that the allocation of the fair market value of the Closing Consideration and other relevant items as finally determined pursuant to this Section 6.3.3, shall be binding on Purchaser and Seller (and their respective Affiliates) for applicable Tax purposes, except as otherwise required by a “determination” as set forth in Section 1313 of the Code (or similar provision of non-U.S. Tax Law). If any taxing authority or other Governmental Body disputes the allocation determined in accordance with this Section 6.3.3, Seller or Purchaser, as the case may be, shall promptly notify the other Parties of the nature of such dispute.

6.3.4         Tax Deficiencies. Seller shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Encumbrances (other than Encumbrances for Taxes not yet due and payable) or claims on any of the Transferred Assets or on Purchaser’s title or use of the Transferred Assets following the Closing or that would reasonably be expected to result in any claim against or Liability of Purchaser.

6.4         Control of the Transferred Assets. Purchaser will have no right to control the Specified Programs or any other Transferred Assets prior to the Closing, including that Purchaser will have no right to (a) bind or commit, or to act as an agent, employee or legal representative of Seller or (b) have the power to control the activities and operations of Seller.

6.5         Later Discovered Contracts. For a period of 90 days following the Closing Date, (i) in the event that there are any Contracts (other than Excluded Contracts) that are exclusively related to the Specified Programs (each, a “Specified Programs Contract”) to which Seller did not transfer to Purchaser as of the Closing Date (each, a “Later Discovered Contract”), Seller agrees to provide notice of each such Later Discovered Contract to Purchaser and use its commercially reasonable efforts to assign to Purchaser such Later Discovered Contract or the applicable rights or obligations under such Later Discovered Contract (subject to Section 2.4 hereof) and (ii) in the event there are any Contracts to which Seller is a party but are not Specified Programs Contracts or relate solely to assets retained by Seller that transferred to Purchaser on the Closing Date, Purchaser agrees to cooperate in assigning to Seller such Contracts or the applicable rights or obligations under such Contracts at the reasonable request of Seller.

6.6         Acquisition Proposals.

6.6.1         No Solicitation or Negotiation. From and after the Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement in accordance with ARTICLE 8, except as expressly permitted by this Section 6.6, Seller shall not, and Seller shall cause its Representatives not to, directly or indirectly: (i)(A) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any communication, inquiries or the making of any submission, announcement, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) participate in any discussions or negotiations or cooperate in any way not permitted by this Section 6.6 with any Person regarding any submission, announcement, proposal or offer the consummation of which would constitute an Acquisition Proposal; (C) provide any information or data concerning Seller or the Transferred Assets to any Person in connection with, or in response to, any submission, announcement, proposal or offer the consummation of which would constitute an Acquisition Proposal; (D) approve, endorse or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (E) execute or enter into any letter of intent or any Contract contemplating or other relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (F) take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) waive or release any Person from or amend any standstill agreement or any standstill provisions of any other Contract; or (iii) publicly propose to do any of the foregoing. Seller shall, and Seller shall cause its Representatives to, immediately cease and cause to be terminated any discussions, negotiations and communications with any Person conducted heretofore with respect to any Acquisition Proposal, or that would reasonably be expected to lead to an Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data room hosted by Seller or its Representatives relating to any such Acquisition Proposal and request the destruction or return (to the extent provided for by the applicable confidentiality agreement) of any and all nonpublic information previously provided to such Person (other than Purchaser), in each case, as soon as reasonably practicable (but in any event within three (3) Business Days) after the date of this Agreement.

6.6.2         Fiduciary Exception. Notwithstanding anything to the contrary in Section 6.6.1, prior to the time, but not after, the Stockholder Approval is obtained, Seller may, in response to an unsolicited bona fide, written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and which did not result from a material breach of this Section 6.6, (i) contact the Person or group of Persons making such Acquisition Proposal solely to inform such Person or group of Persons of the terms of this Section 6.6, (ii) provide access to non-public information regarding Seller to the Person who made such Acquisition Proposal; provided that such information has previously been made available to Purchaser or is provided to Purchaser substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Seller receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms not less favorable in any material respect to Seller than those contained in the Confidentiality Agreement and does not prohibit Seller from providing any information to Purchaser in accordance with, and otherwise complying with, this Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clauses (i), (ii) or (iii) above, Seller has provided prior written notice to Purchaser and the Board determines in good faith after consultation with (A) Seller’s financial advisor and outside legal counsel that based on the information then available, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (B) Seller’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to Seller’s stockholders under applicable Law. Seller shall provide Purchaser with an accurate and complete copy of any Acceptable Confidentiality Agreement entered into as contemplated by this Section 6.6 promptly (and in any event within 12 hours) of the execution hereof.

6.6.3         Notice. During the Pre-Closing Period, Seller shall promptly (and, in any event, within twenty-four (24) hours) notify Purchaser if (i) any written or other requests, inquiries, proposals or offers with respect to an Acquisition Proposal, or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Acquisition Proposal, received by Seller, (ii) any information is requested from Seller in connection with any Acquisition Proposal or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to an Acquisition Proposal are sought to be initiated or continued with Seller, providing, in connection with such notice, unredacted copies of any written requests, inquiries, proposals or offers or other materials, including proposed agreements and a summary of the material terms and conditions of any such oral request, inquiry, proposal or offer (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto), the name of such Person or group and a summary of any material unwritten terms and conditions thereof, and thereafter shall keep Purchaser reasonably informed of the status and terms of any material developments, discussions or negotiations of such requests, inquiries proposals or offers (including by furnishing copies of any amendments or modifications thereto) on a prompt basis (and in any event within twenty-four (24) hours of such material development, discussion or negotiation).

6.6.4         Definitions. For purposes of this Agreement:

(a)         “Acquisition Proposal” means any proposal or offer from any Person (other than a proposal or offer by Purchaser or any of its Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act), including any amendment or modification to any such proposal or offer for, in a single transaction, or series of related transactions, (i) any acquisition, lease, merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a Person or “group” (as defined in Section 13(d) of the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing 15% or more of the outstanding shares of any class of voting securities of Seller or (y) Seller issues securities representing 15% or more of the outstanding shares of any class of voting or equity securities of Seller; or (ii) any direct or indirect sale, lease, license, exchange, transfer, acquisition or disposition of any assets of Seller that constitute or account for 15% or more of the Transferred Assets, or 15% or more of the consolidated book value of Seller or to which 15% or more of Seller’s revenues or earnings on a consolidated basis are attributable.

(b)         “Intervening Event” means any event, occurrence, fact, condition, change, development or effect with respect to Seller or the Transferred Assets that (i) was not known to the Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to the Board prior to the receipt of the Stockholder Approval and (ii) does not relate to (A) an Acquisition Proposal, (B) (1) any changes in the market price or trading volume of Seller or (2) Seller meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event to the extent otherwise satisfying this definition) or (C) any changes to Purchaser or its Affiliates.

(c)         “Superior Proposal” means any unsolicited bona fide, written Acquisition Proposal (with percentages in the definition of Acquisition Proposal increased to 50%), which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not arise out of a breach of this Section 6.6 on terms which the Board determines in its good faith judgment, after consultation with Seller’s financial advisors and outside legal counsel, is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial, timing and regulatory aspects (including certainty of closing) of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Seller’s stockholders (solely in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (including after taking into account any revisions to the terms of the transactions contemplated by this Agreement and the CVR Agreement pursuant to Section 6.6.6 of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

6.6.5         No Change in Recommendation or Alternative Acquisition Agreement.

(a)         Except as provided in Section 6.6.6, the Board and each committee of the Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Board Recommendation, fail to include the Board Recommendation in the Proxy Statement, fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Purchaser requests in writing that such action be taken, or adopt, approve, recommend or otherwise declare advisable (or publicly propose or resolve to adopt, approve, recommend or otherwise declare advisable) any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, cause or permit Seller to execute or enter into any Contract, including any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, license agreement, partnership agreement, lease agreement or other agreement (other than an Acceptable Confidentiality Agreement referred to in Section 6.6.2 entered into in compliance therewith) with respect to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or requiring, or reasonably expected to cause, Seller (or that would require Seller) to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).

(b)         Unless this Agreement is otherwise terminated pursuant to Sections 8.1 through 8.4, Seller’s obligation to call, give notice of and hold the Stockholders Meeting in accordance with Section 6.8 shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Change in Recommendation.

6.6.6         Fiduciary Exception to No Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.6.5, following receipt of an unsolicited, bona fide written Acquisition Proposal by Seller that was renewed on or after the date of this Agreement that did not result from a material breach of this Section 6.6 that has not been withdrawn and with respect to which Seller has received a written, definitive form of Alternative Acquisition Agreement, and the Board determining in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, the Board may, at any time prior to the time the Stockholder Approval is obtained, make a Change in Recommendation with respect to such Superior Proposal, only if all of the following conditions are met:

(a)         Seller shall have complied in all material respects with the provisions of this Section 6.6 and shall have (A) provided to Purchaser five (5) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and (3) that, subject to clause (b) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation (the “Determination Notice”), and (B) during such five (5) Business Day period, (x) engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) with respect to any revisions to the terms and conditions of this Agreement and the CVR Agreement, or another proposal, which may be proposed in writing by Purchaser such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (y) in determining whether to make a Change in Recommendation, the Board shall take into account any changes to the terms of this Agreement and the CVR Agreement proposed in writing by Purchaser; and

(b)         the Board shall have determined, in good faith, after consultation with outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Purchaser, such Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Change in Recommendation would be inconsistent with the directors’ fiduciary duties to Seller’s stockholders under applicable Law.

The provisions of this Section 6.6.6 shall also apply to any change to any financial terms (including the form, amount and timing of payment of consideration) or any other material amendment or modification to any Acquisition Proposal and require a new Determination Notice and that Seller comply anew with the provisions of this Section 6.6.6.

6.6.7         Change in Recommendation Due to Intervening Event. Notwithstanding anything to the contrary set forth in Section 6.6.5, upon the occurrence of any Intervening Event, the Board may, at any time prior to the time the Stockholder Approval is obtained, make a Change in Recommendation, if all of the following conditions are met:

(a)         Seller shall have (A) provided to Purchaser five (5) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and Seller and its Representatives shall provide to Purchaser and its Representatives all applicable information with respect to such Intervening Event reasonably requested by Purchaser to permit it to propose revisions to the terms of this Agreement and the CVR Agreement, and (2) state expressly that, subject to clause (B) below, the Board has determined to hold a meeting at which it intends to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, engaged in good faith negotiations with Purchaser (to the extent Purchaser wishes to engage) with respect to any revisions to the terms and conditions of this Agreement and the CVR Agreement, or another proposal, which may be proposed in writing by Purchaser in such a manner that the failure of the Board to make a Change in Recommendation in response to the Intervening Event in accordance with clause (b) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(b)         the Board shall have determined in good faith, after consultation with outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Purchaser, the failure to make a Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

6.6.8         Certain Permitted Disclosure. Nothing contained in this Section 6.6 shall be deemed to prohibit Seller from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Board is affirmed or remains unchanged; provided, further, that this Section 6.6.8 shall not be deemed to permit Seller or the Board to effect a Change in Recommendation except in accordance with Sections 6.6.6 and 6.6.7.

6.6.9         Seller Breach. Seller agrees that in the event any Representative of Seller takes any action which, if taken by Seller, would constitute a breach of this Section 6.6, Seller shall be deemed to be in breach of this Section 6.6.

6.7         Proxy Statement. Seller will, as soon as practicable following the Execution Date (and in any event, within eight (8) Business Days following the Execution Date), prepare and file with the SEC the Proxy Statement in connection with the Stockholders Meeting in preliminary form. Seller shall cause the Proxy Statement to (i) comply with the applicable rules and regulations promulgated by the SEC and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and will give Purchaser and its counsel reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the stockholders and Seller shall give reasonable and good faith consideration to any timely comments thereon made by the other Party or its counsel. Seller will (i) notify Purchaser promptly (and in any event, within twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement (including copies of all comments from the SEC), (ii) provide Purchaser and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it or any of its Representatives and on the one hand and the SEC or its staff on the other hand with respect to the Proxy Statement and shall give reasonable and good faith consideration to any comments thereon made by Purchaser or its counsel and (iii) promptly provide Purchaser with final copies of any correspondence sent by it or any of its Representatives to the SEC or its staff with respect to the Proxy Statement, and of any amendments or supplements to the Proxy Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, Seller will promptly prepare and deliver to its stockholders such an amendment or supplement. Seller shall (i) commence mailing the Proxy Statement to Seller’s stockholders as promptly as practicable within three (3) Business Days of being informed by the SEC staff that it does not plan to provide comments or it has no further comments on the preliminary form of the Proxy Statement, and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act in accordance with Section 6.8, to permit the foregoing. Subject to the terms and conditions of this Agreement, including Section 6.6, the Proxy Statement will include the Board Recommendation and the Board consents to such inclusion. The Proxy Statement shall include the notice of the Stockholders Meeting.

6.8         Stockholders Meeting. Seller will, as soon as practicable following the Execution Date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking the Stockholder Approval and, subject to Section 6.6, will use its reasonable best efforts to solicit approval of this Agreement. Seller will schedule the Stockholders Meeting to be held within twenty-five (25) Business Days of the initial mailing of the Proxy Statement. Except as set forth on Schedule 6.8, any adjournments or postponements of the Stockholders Meeting shall require the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Seller, in consultation with Purchaser, shall set a record date for Persons entitled to notice of, and to vote at, the Stockholders Meeting, and, except as set forth on Schedule 6.8, shall not change such record date without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall conduct a broker search in accordance with Rule 14a-13 of the Exchange Act on a date selected by Seller in consultation with Purchaser to enable such record date to be set within sixty-one (61) days following the Execution Date. Unless the Board shall have made a Change in Recommendation, Seller shall use reasonable best efforts to obtain the Stockholder Approval, including to solicit proxies in favor of approval of the Asset Sale and the other transactions contemplated by this Agreement. Seller shall ensure all proxies solicited by Seller and its Representatives in connection with the Stockholders Meeting are solicited in compliance with all applicable Law. Seller shall, upon the reasonable request of Purchaser, advise Purchaser at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders Meeting as to the aggregate tally of proxies received by Seller with respect to the Stockholder Approval. The Stockholder Approval matters shall be the only matters (other than a customary adjournment proposal) that Seller shall propose to be acted on by the stockholders of Seller at the Stockholders Meeting without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

6.9         Confidentiality. The Parties acknowledges that the information provided or otherwise made available to it in connection with this Agreement, the Asset Sale and the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing Date, the Confidentiality Agreement will terminate with respect to information to the extent relating to the Transferred Assets or the Assumed Liabilities; provided, however, that the Confidentiality Agreement will survive any termination of this Agreement except to the extent terminated as provided above. Additionally, to the extent copies, knowledge, or memories of the same are retained in any way, Seller will hold, and will direct each of its Affiliates and Representatives to hold, in strict confidence from any other Person all confidential and proprietary information and documents relating to the Transferred Assets and the Specified Programs, except to the extent such information is generally available to, and known by, the public other than as a result of a breach by Seller or its Affiliates and Representatives of the terms of this Agreement or the Confidentiality Agreement. Seller, and its Affiliates and Representatives, may disclose such confidential and proprietary information only to the extent required pursuant to any applicable Law or Governmental Order or by any Governmental Body.

6.10         Regulatory Matters.

6.10.1         Transfer of Regulatory Approvals. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Approvals to Purchaser free of all Encumbrances, other than Permitted Encumbrances, on the terms and conditions set forth in this Section 6.10. As soon as practicable following the Closing Date but in any event no later than 20 days after the Closing Date, Seller shall make such notifications or filings with applicable Regulatory Authorities as may be necessary to effect the transfer of each of the Regulatory Approvals to Purchaser.

6.10.2         Purchaser Responsibilities. Subject to the provisions of Section 6.10.1, after the Closing Date, Purchaser (on behalf of Seller to the extent required under applicable Law), at its cost, shall be solely responsible and liable for (a) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of the Regulatory Approvals including preparing and filing all reports with the appropriate Regulatory Authority; (b) investigating all complaints and reports of adverse drug experiences with respect to the Specified Programs pursuant to such Regulatory Approvals (whether Exploited before or after transfer of such Regulatory Approvals); and (c) fulfilling all other applicable legal and regulatory obligations of a holder of each Regulatory Approval.

6.10.3         Cooperation. Seller shall cooperate with Purchaser in supplying information or assistance in Purchaser’s fulfillment of its obligations under Section 6.10.2.

6.10.4         Technology Transfer. At the Closing, Seller, on behalf of itself and its Affiliates, shall, to the extent in Seller’s possession or control, deliver to Purchaser copies of documents and instruments containing information that are reasonably necessary to Exploit the Specified Programs or to practice the Seller IP. Such documents and instruments shall include those listed on Schedule 6.10.4 and shall include, without limitation, all data, research results, trade secrets and know-how.

6.10.5         Former Seller Personnel. The Parties acknowledge that employees, advisors, and independent contractors who have been involved in research and development related to the Business (“Business Information”), may have information necessary to enable Purchaser to enjoy the value of the Transferred Assets (the “Key Personnel”). Purchaser anticipates that, Key Personnel may be hired or engaged by Purchaser or its Affiliates. The Parties acknowledge that Key Personnel may have entered into employment agreements or other written agreements with Seller or its Affiliates, that contain (a) obligations of confidentiality, non-use and non-disclosure with respect to any information related to the Business, or (b) non-compete obligations with respect to the Business (“Key Personnel Agreements”). Seller hereby consents, during the term of Key Personnel’s employment or engagement by Purchaser, to Key Personnel’s disclosure or use of Business Information in furtherance of Purchaser’s business efforts. For the avoidance of doubt, Seller waives any rights under any Key Personnel Agreements solely with respect to activities set forth in this provision.

6.10.6         Right of Setoff. In the event Purchaser suffers any losses due to (i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, (ii) any failure by Seller to materially perform or comply with any agreement, obligation, or covenant of Seller contained in this Agreement, or (iii) the assertion against Purchaser or any of its assets of any Excluded Liabilities, including Liabilities arising from Seller’s operations or any of its assets prior to the Closing, whether such losses arise before, on or after the Closing, then Purchaser shall be entitled to recover the amount of such losses, to the extent any Milestone Payments remains unpaid, by reducing the amount of Milestone Payments payable to the Holders on a dollar-for-dollar basis.

ARTICLE 7      CONDITIONS PRECEDENT

7.1         Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

7.1.1         No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Body that prohibits the consummation of all or any part of the transactions contemplated by this Agreement, and no order by any Governmental Body restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect;

7.1.2         Governmental Approvals. All required consents of, notifications to and filings with any Governmental Body shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated; and

7.1.3         Stockholder Approval. The Stockholder Approval shall have been obtained.

7.2         Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:

7.2.1         Representations and Warranties. The representations and warranties of Seller contained in Section 3.1 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

7.2.2         Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;

7.2.3         No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred that is continuing; and

7.2.4         Closing Deliveries. Seller shall have delivered to Purchaser, each of the items listed in Section 2.3.2(b).

7.3         Conditions to Obligations of Seller. The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

7.3.1         Representations and Warranties. The representations and warranties of Purchaser contained in Section 3.2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;

7.3.2         Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and

7.3.3         Closing Deliveries. Purchaser shall have delivered to Seller, each of the items listed in Section 2.3.2(a).

7.4         Frustration of Closing Conditions. With respect to the conditions to Purchaser’s and Seller’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in Section 8.1, neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 5.3.

ARTICLE 8      TERMINATION

8.1         Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the date of the Stockholder Approval, by mutual written consent of Purchaser and Seller.

8.2         Termination by Either Purchaser or Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Purchaser or Seller if:

8.2.1         the Closing shall not have occurred on or prior to June 22, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.2.1 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by the End Date; provided further, that, in the event that the Proxy Statement is still being reviewed or commented on by the SEC or its staff on such date, then the End Date shall be automatically extended for an additional 60 days from such date; or

8.2.2         any Law or order by any Governmental Body restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.2.2 shall not be available to any Party whose material breach of any provision in this Agreement has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated.

8.3         Termination by Seller. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller if:

8.3.1         at any time prior to the Closing, whether before or after the Stockholder Approval is obtained, there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that any condition set forth in Section 7.3.1 or Section 7.3.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (a) 30 days following notice to Purchaser from Seller of such breach or failure and (b) the date that is three (3) Business Days prior to the End Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.3.1 if Seller is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.4         Termination by Purchaser. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Purchaser if:

8.4.1         at any time prior to the Stockholder Approval having been obtained, (a) the Board shall have made a Change in Recommendation, (b) Seller shall have failed to include the Board Recommendation in the Proxy Statement or (c) Seller shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 6.6;

8.4.2         at any time prior to the Closing, there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 7.2.1 or Section 7.2.2 would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Seller from Purchaser of such breach or failure and (ii) the date that is three (3) Business Days prior to the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.4.2 if Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

8.4.3         the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened and held or any adjournment or postponement thereof permitted by this Agreement.

8.5         Notice of Termination. Termination of this Agreement by either Purchaser or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.

8.6         Effect of Termination. In the event of the termination of this Agreement, this Agreement shall be terminated and have no further effect, and there shall be no Liability hereunder on the part of Seller, Purchaser or any of their respective Affiliates, except that Section 6.2, Section 6.9, Section 8.6, Section 8.7, Section 8.8 and ARTICLE 9 shall survive any termination of this Agreement. Nothing in this Section 8.6 shall relieve either Party of Liability for common law fraud, willful misconduct, intentional misrepresentation or any breach of this Agreement prior to the termination hereof.

8.7         Fees Following Termination.

8.7.1         If this Agreement is terminated by Purchaser pursuant to Section 8.4.1 or Section 8.4.3, then Seller shall reimburse Purchaser for all of its reasonable, documented out-of-pocket fees and expenses up to a maximum aggregate amount of $500,000 (including all reasonable, documented fees and expenses of counsel, accountants, investment bankers, experts and consultants to Purchaser) in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the CVR Agreement and the transactions contemplated hereby (the “Reimbursable Expenses Amount”).

8.7.2         If (a) this Agreement is terminated pursuant to Section 8.2.1 or Section 8.4.2, (b) prior to the time of termination and after the Execution Date, a Superior Proposal shall have been publicly announced or made to the Board and not withdrawn, and (c) within twelve (12) months after the date on which this Agreement shall have been terminated an Acquisition Proposal is consummated or a definitive agreement relating to an Acquisition Proposal is entered into by Seller or any of its subsidiaries, Seller shall pay to Purchaser the Reimbursable Expenses Amount upon the earlier of the execution of such definitive agreement or upon consummation of such Acquisition Proposal.

All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account or accounts as Purchaser may designate in writing to Seller. If Seller fails to promptly make any payment required under this Section 8.7 and Purchaser commences a suit to collect such payment, Seller shall also pay Purchaser for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate in the Wall Street Journal in effect on the date the payment was payable pursuant to this Section 8.7.

8.8         Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than thirty (30) days after such termination, Purchaser or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Body or other Person.

ARTICLE 9      MISCELLANEOUS

9.1         Governing Law, Jurisdiction, Venue and Service.

9.1.1         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflicts or choice of Law rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2         Jurisdiction. Subject to Section 9.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

9.1.3         Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.1.4         Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.4.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.1.5         Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement. Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.1.5.

9.2         Survival of Representations and Warranties. (a) The representations and warranties in this Agreement, and in any schedule, certificate, instrument or other document delivered by Seller or Purchaser pursuant to this Agreement, shall survive the Closing Date and continue in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver or extension thereof) plus sixty (60) days and (b) the covenants in this Agreement shall survive the Closing Date and continue in full force and effect in accordance with their terms; provided, that any recovery by and from either Party for losses under this Agreement shall be limited to the Right of Setoff set forth in Section 6.10.6.

9.3         Non-Reliance; Inspection. Purchaser is not relying, and Purchaser has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in ARTICLE 3 of this Agreement. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Seller. Purchaser acknowledges and agrees that it has had the right to conduct its own due diligence, review and inspection of the tangible Transferred Assets.

9.4         Notices.

9.4.1         Notice Requirements. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth in Section 9.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days’ prior to such address taking effect in accordance with this Section 9.4; provided, further, that if sent by email transmission, the sender of such email does not receive a written notification of delivery failure.

9.4.2         Address for Notice.

If to Seller, to:

Atreca, Inc.
900 E. Hamilton Ave.
Suite 100
Campbell, CA 95008
Attention:	Courtney J. Phillips
Email:	*****

with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention:	John T. McKenna
Email:	*****

If to Purchaser, to:

Immunome, Inc.
665 Stockton Drive, Suite 300
Exton, PA 19341
Attention:	Clay Siegall and Sandra Stoneman
Email:	*****
*****

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Kingsley Taft and Steven Green
Email:	*****
*****

9.5         No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, they shall not be construed as conferring any rights or remedies of any nature whatsoever under or by reason of this Agreement on any other Persons.

9.6         Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available, and the exercise by a Party of any one right or remedy will not preclude the exercise of any other right or remedy, except as expressly set forth herein.

9.7         Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

9.8         Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.9         Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

9.10       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.11         Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches, or to enforce compliance with, the covenants and obligations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.12         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by portable document format (“pdf” or “jpg”) or other electronic transmission (including DocuSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

9.13         Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties and each Party covenants that it shall not treat the relationship between the Parties as a partnership, joint venture or similar business relationship for any Tax or accounting purposes. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

9.14         Entire Agreement. The This Agreement, together with the Schedules and Exhibits attached hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the other Related Documents and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

ATRECA, Inc.

By:	/s/ John A. Orwin
Name: John A. Orwin
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

IMMUNOME, INC.

By:	/s/ Clay Siegall
Name: Clay Siegall
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 2.1.2(a)

Assumed Contracts

Schedule 2.1.2(b)

Seller IP

Schedule 2.1.2(e)

Regulatory Approvals

Schedule 2.1.2(f)

Specified Samples

Schedule 2.1.4

Assumed Liabilities

Schedule 6.8

Stockholders Meeting Matters

Exhibit A

Form of Assignment and Bill of Sale

[Attached.]

Exhibit B

Form of Patent Assignment

[Attached.]

Exhibit C

Form of Support Agreement

[Attached.]

Execution Version

EXHIBIT D

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

BETWEEN

IMMUNOME, INC.

and

[__], AS RIGHTS AGENT

Dated as of [________]

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FORM OF
CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”), dated as of [______] is entered into by and among Immunome, Inc., a Delaware corporation (“Purchaser”), and [__], a Delaware corporation (the “Rights Agent”).

Preamble

A.            On December 22, 2023, Purchaser and Atreca, Inc., a Delaware corporation (“Seller”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), which provides, among other things, for the purchase of substantially all assets of Seller by Purchaser (the “Asset Sale”), upon the terms and subject to the conditions set forth in the Purchase Agreement;

B.            Pursuant to the Purchase Agreement, and in accordance with the terms and conditions thereof, Purchaser has agreed to provide to the Holders, who shall initially be Persons who are record holders of shares of Common Stock as of the close of business on the CVR Record Date, contingent value rights as hereinafter described.

C.            The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Purchase Agreement and hereunder, the valid obligations of Purchaser and to make this Agreement a valid and binding agreement of Purchaser, in accordance with its terms.

Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

Article 1

DEFINITIONS

1.1            Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Asset Purchase Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 6.5.

“Closing Date” means [__], 2024.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, $0.0001 par value per share, of Seller, whether designated as “Class A Common Stock” or “Class B Common Stock”.

“CVR” means a contingent contractual right of Holders to receive Milestone Payments pursuant to this Agreement.

“CVR Record Date” means the date immediately preceding the Closing Date.

“CVR Register” has the meaning set forth in Section 2.3(b).

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“CVR Term” means the period beginning on the Closing Date and ending upon the fifth (5th) anniversary of the Closing Date.

“Development” means, and “Develop” means conduct, services and activities relating to nonclinical, pre-clinical and clinical drug development activities, including nonclinical and pre-clinical studies, laboratory testing and clinical trials, relating to the development of pharmaceutical compounds and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a product candidate, and activities to develop manufacturing capabilities for a product candidate. “Development” includes optimization and nonclinical and pre-clinical activities, pharmacology studies, toxicology studies, laboratory testing, formulation, patient treatment in drug development activities, manufacturing process development and scale-up (including bulk compound production), quality assurance and quality control, technical support, pharmacokinetic studies, clinical trials and regulatory affairs activities.

“DTC” means the Depository Trust Company.

“Exploit” or “Exploiting” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, Develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of.

“Holder” means, at the relevant time, a Person in whose name CVRs is registered in the CVR Register.

“Loss” has the meaning set forth in Section 3.2(f).

“Milestone #1” means the first dosing of the first patient in the first clinical trial for a pharmaceutical product derived from the first Specified Program Antibody. It is hereby acknowledged that a pharmaceutical product containing an antibody that is not a Specified Program Antibody but that targets the same antigen as a Specified Program Antibody shall not be considered to be derived from a Specified Program Antibody.

“Milestone #1 Payment” means with respect to the achievement of Milestone #1, an amount per CVR equal to $[●] in cash, without interest, in an aggregate amount of $4,000,000.

“Milestone #2” means the first dosing of the first patient in the first clinical trial for a pharmaceutical product derived from a second Specified Program Antibody, which is different from the first Specified Program Antibody in Milestone #1. It is hereby acknowledged that a pharmaceutical product containing an antibody that is not a Specified Program Antibody but that targets the same antigen as a Specified Program Antibody shall not be considered to be derived from a Specified Program Antibody.

“Milestone #2 Payment” means, with respect to the achievement of Milestone #2, an amount per CVR equal to $[●] in cash, without interest, in an aggregate amount $3,000,000.

“Milestone” means either of Milestone #1 or Milestone #2, as applicable.

“Milestone Achievement Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means either of Milestone #1 Payment or Milestone #2 Payment, as applicable.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of a Milestone during the CVR Term, a one-time payment equal to the product of (a) the applicable Milestone Payment for such Milestone and (b) the number of CVRs with respect to such Milestone held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone.

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“Milestone Payment Date” means the date that is selected by Purchaser not more than forty-five (45) days following the date on which such Milestone is achieved.

“Notice” has the meaning set forth in Section 6.1.

“Party” means Purchaser or the Rights Agent.

“Permitted Transfer” means a Transfer of one or more CVRs (i) upon death of a Holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by DTC; (vi) to Purchaser or its Affiliates; or (vii) as provided in Section 2.6.

“Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Specified Program Antibody” means any of APN-346958, APN-497444, APN-987481, APN-685612, APN-216371, APN-051280, APN-446726, APN-122597, APN-294782, APN-917227, APN-943410, APN-323078, APN-549983, APN-831408, APN-250134, APN-541885, APN-585401, APN-267252, APN-959038, APN-459683, APN-739852, APN-362519, APN-722709, APN-407050, APN-222330, APN-095633, APN-237563, and APN-217241. Notwithstanding anything to the contrary set forth herein, for purposes of this Agreement, a Specified Program to the extent relating to APN-346958 shall be deemed to only refer to the amino acid sequence of and the target for APN-346958 and not any other assets, properties or rights of any kind or nature in connection therewith, including any of Seller’s Books and Records on APN-346958.

“Transfer” means a transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Article 2

CONTINGENT VALUE RIGHTS

2.1            Holders of CVRs; Appointment of Rights Agent.

(a)            The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to this Agreement. In accordance with the Asset Purchase Agreement and pursuant to the Contemplated Transactions, each Holder is entitled to one CVR. Each CVR represents the right to receive the applicable portion of the Milestone Payment in accordance with this Agreement. The initial Holders shall be determined pursuant to the terms of this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Purchaser in accordance with Section 4.1.

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(b)            Purchaser hereby appoints the Rights Agent to act as rights agent for Purchaser in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2            Non-transferable.

A Holder may not at any time Transfer any CVRs, other than pursuant to a Permitted Transfer. Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will be issued in book-entry form only and the Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs, and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs provided to the holders of shares of Common Stock held by DTC on behalf of the street holders of the Common Stock held by such holders as of immediately prior to the CVR Record Date. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Common Stock by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)            Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer reasonably acceptable to the Rights Agent, together with the signature guarantee of a guarantor institution which is a participant in a signature guarantee program approved by the Securities Transfer Association and any other reasonably requested documentation in a form reasonably satisfactory to Purchaser and the Rights Agent, duly executed and properly completed, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to Purchaser’s confirmation in writing that Purchaser has determined that the Transfer instrument is in proper form and the Transfer on its face is a Permitted Transfer and otherwise complies on its face with the other terms and conditions of this Agreement, register the Transfer of the applicable CVRs in the CVR Register. All Transfers of CVRs registered in the CVR Register will be the valid obligations of Purchaser, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of CVRs shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void and invalid. Purchaser and the Rights Agent shall not be responsible for any costs and expenses related to any Transfer or assignment of the CVRs (including the cost of any stamp, documentary, registration or other Tax or governmental charger (a “transfer tax”) imposed in connection with the transfer or registration) and Purchaser and Rights Agent may require evidence of the payment of any transfer taxes as a condition to taking any action under this Section 2.3.

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

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2.4            Payment Procedures.

(a)            If a Milestone occurs at any time prior to the expiration of the CVR Term, then, on or prior to the applicable Milestone Payment Date, Purchaser will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Milestone Achievement Notice”) stating the date of the satisfaction of such Milestone and that each Holder is entitled to receive the Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Milestone Payment Amounts due to all Holders with respect to the achievement of such Milestone pursuant to Section 4.2. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Achievement Notice and pay the applicable Milestone Payment Amount to each Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with valid wiring instructions in writing as of the close of business on the date of such Milestone Achievement Notice, by wire transfer of immediately available funds to the account designated in such instruction.

(b)            Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the Holders twelve (12) months after the date of the applicable Milestone Achievement Notice shall be delivered by the Rights Agent to Purchaser or its designee and any Holder shall thereafter look only to Purchaser for payment of such Holder’s Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Purchaser than those accorded to general unsecured creditors of Purchaser under applicable Law.

(c)            Neither Purchaser, the Rights Agent nor any of their Affiliates shall be liable to any Holder in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Purchaser’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Body, such Milestone Payment Amount shall become, to the extent permitted by applicable Laws, the property of Purchaser or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)            For U.S. federal and applicable state and local Income Tax purposes, the parties intend to treat Milestone Payment Amounts made with respect to CVRs issued in respect of shares of Common Stock pursuant to this Agreement as the payments in respect of the sale of assets pursuant to the Purchase Agreement as additional consideration and are subject to imputed interest rules. Any rights of Holders shall be deemed to be received from Seller in respect of their ownership of Common Stock. Purchaser shall report imputed interest on the CVRs as required by applicable Law.

(e)            Purchaser, its Affiliates and its Representatives and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law.

2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest; No Purchaser Diligence Obligation.

(a)            If and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b)            If and when issued, the CVRs will not represent any equity or ownership interest in Purchaser or any of its Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Purchaser or any of its subsidiaries or Affiliates.

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(c)            Neither Purchaser and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

(d)            Nothing contained in this Agreement shall be construed as conferring upon a Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Purchaser or any of its subsidiaries, as applicable, either at law or in equity. The rights of the Holders and the obligations of Purchaser and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(e)            The Rights Agent hereby acknowledges and agrees that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Purchaser’s control, that it is highly possible that no Milestones will be achieved during the CVR Term and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. It is further acknowledged and agreed that neither Purchaser nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs.

(f)            Notwithstanding anything express or implied in this Agreement or the Purchase Agreement, at law, or in equity, Purchaser and its Affiliates shall have no obligation to Seller to research, develop, or commercialize the Specified Programs or any of the Transferred Assets, and no other diligence obligations, in each case, whatsoever, express or implied, under this Agreement, the Purchase Agreement, at law or in equity, on any theory.

2.6            Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by such Holder’s CVRs by transferring such CVR to Purchaser or a Person nominated in writing by Purchaser (with written notice thereof from Purchaser to the Rights Agent) without consideration or compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Purchaser of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Purchaser or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Article 3

THE RIGHTS AGENT

3.1            Certain Duties and Responsibilities.

(a)            The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Purchaser to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, except in the case of fraud, willful misconduct, bad faith or gross negligence of the Rights Agent. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

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(b)            The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Purchaser. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

(c)            The Rights Agent shall request from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding.

3.2            Certain Rights of Rights Agent.

(a)            The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)            The Rights Agent may rely and will be protected and held harmless by Purchaser in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Purchaser.

(c)            The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of fraud, willful misconduct, bad faith or gross negligence (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(d)            Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(e)            The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f)            Purchaser agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any claim, loss, liability, damage, deficiency, judgment, award, settlement, fine, penalty, interest, fee, cost, or expense, including reasonable fees of attorneys, accountants (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of, related to, or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of, related to, or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the out-of-pocket costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from any fraud, willful misconduct, bad faith or gross negligence of the Rights Agent.

(g)            In addition to the indemnification provided under Section 3.2(f), Purchaser agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Purchaser on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses incurred in the performance of its duties hereunder, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement; provided that Purchaser will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders.

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(h)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i)            The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing, subject to the liability limitations set forth herein.

(j)            The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent, except with respect to the Rights Agent’s breach of its confidentiality obligations, gross negligence or willful misconduct, shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Purchaser or any other Person resulting from any such act, default, neglect or misconduct, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(k)            Purchaser shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l)            The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Purchaser only.

(m)            The Rights Agent shall act hereunder solely as agent for Purchaser and shall not assume any obligations or relationship of agency or trust with any of the Holders or owners of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Purchaser, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Purchaser.

(n)            The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any Law or any interpretation of the same even though such Law may thereafter have been altered, changed, amended or repealed.

(o)            The Rights Agent shall not be liable or responsible for any failure of Purchaser to comply with any of its obligations relating to any registration statement filed with the SEC or this Agreement, including without limitation obligations under applicable Law.

(p)            The obligations of Purchaser and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

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3.3            Resignation and Removal; Appointment of Successor.

(a)            The Rights Agent may resign at any time by written notice to Purchaser. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the later of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)            Purchaser will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)            If the Rights Agent resigns, is removed or becomes incapable of acting, Purchaser will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Purchaser fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)            Purchaser will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Purchaser fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be transmitted at the expense of Purchaser. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(e)            Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Purchaser will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)            The Rights Agent will reasonably cooperate with Purchaser and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

(g)            Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(g). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Purchaser, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Purchaser fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent..

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3.4            Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Purchaser and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Purchaser or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights (except for rights that survive the predecessor Rights Agent’s removal, resignation or replacement), powers and trusts of such resigning or removed Rights Agent. The retiring Rights Agent will reasonably cooperate with Purchaser and the successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

Article 4

COVENANTS

4.1            List of Holders.

Purchaser will furnish or cause to be furnished to the Rights Agent, in such form as Purchaser receives from the Purchaser’s transfer agent (or other agent performing similar services for Purchaser), the names and addresses of the initial Holders as of the CVR Record Date within fifteen (15) Business Days following the Closing Date.

4.2            Efforts.

Purchaser shall duly and promptly deposit with the Rights Agent the applicable Milestone Payment, if any, for payment in respect of each CVR in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3            Right of Setoff.

Notwithstanding anything to the contrary contained in this Agreement, to the extent Purchaser suffers losses pursuant to Section 6.10.6 of the Purchase Agreement, Purchaser shall be entitled to recover the amount of such losses, to the extent the Milestone Payments remain unpaid, by reducing the amount of Milestone Payments payable to the Holders on a dollar-for-dollar basis.

Article 5

AMENDMENTS

5.1            Amendments Without Consent of Holders.

(a)            Purchaser, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, which consent shall not be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i)            to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

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(ii)            as Purchaser may reasonably determine to be necessary or appropriate to ensure that the CVRs are not subject to registration under the United States Securities Act of 1933, as amended, or the Exchange Act or any applicable state securities or “blue sky” laws;

(iii)            as Purchaser may reasonably determine to be necessary or appropriate to ensure that Purchaser is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(iv)            to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Purchaser or its Affiliates in accordance with Section 2.2 or Section 2.3;

(v)            as Purchaser may reasonably determine to be necessary or appropriate to ensure that Purchaser complies with applicable Law; or

(vi)            as Purchaser may reasonably determine to facilitate the administration or performance of obligations under this Agreement; provided, that such amendment does not materially adversely affect the Holders.

(b)            Promptly after the execution by Purchaser of any material amendment pursuant to this Section 5.1, Purchaser will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such material amendment in accordance with Section 6.2.

5.2            Amendments with Consent of Holders.

(a)            In addition to any amendments to this Agreement that may be made by Purchaser without the consent of any Holder pursuant to Section 5.1, and subject to the written consent of the Acting Holders, Purchaser and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)            Promptly after the execution by Purchaser and the Rights Agent of any material amendment pursuant to the provisions of this Section 5.2, Purchaser will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such material amendment in accordance with Section 6.2.

5.3            Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from the chief executive officer, the chief financial officer, or any other such officers of Purchaser which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

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Article 6

MISCELLANEOUS

6.1            Notices to Rights Agent and to Purchaser.

All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing. Such Notice shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission to the physical or email address as follows:

if to the Rights Agent, to:

[____]

if to Purchaser, to:

Immunome, Inc.

665 Stockton Drive, Suite 300

Exton, PA 19341

Attention: Clay Siegall and Sandra Stoneman

Email:      *****

 *****

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley Taft and Steven Green

Email:      *****

 *****

or to such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto.

6.2            Notice to Holders.

All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

6.3            Entire Agreement.

As between Purchaser and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

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6.4            Merger or Consolidation or Change of Name of Rights Agent.

Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

6.5            Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Purchaser and the Rights Agent and their respective successors and assigns (each, an “Assignee”). Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without Purchaser’s prior written consent. Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

6.6            Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Purchaser, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Purchaser, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

6.7            Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflicts or choice of Law rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

6.8            Jurisdiction.

Each of the parties to this Agreement (and, by accepting the CVRs, the Holders) irrevocably and unconditionally consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1 or Section 6.2 of this Agreement. Nothing in this Section 6.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

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6.9            Waiver of Jury Trial.

Each of the parties to this Agreement (and, by accepting the CVRs, the Holders) hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement. Each party (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.9.

6.10            No Fiduciary Obligations

Each of Purchaser and the Rights Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of Purchaser and the Rights Agent to each other and their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

6.11            Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties.

6.12            Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by portable document format (“pdf” or “jpg”) or other electronic transmission (including DocuSign). The use of electronic signatures and electronic records shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

6.13            Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Sections 3.1 and 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the expiration of the CVR Term and (c) the delivery of a written notice of termination duly executed by Purchaser and the Acting Holders. Notwithstanding anything to the contrary in this Agreement, Parent may, in its sole discretion at any time, terminate this Agreement by prepaying the remaining and unpaid portion of the Milestone Payment Amount in full in cash without premium or penalty. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments have been made, if applicable.

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6.14            Interpretation.

Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties hereto and no rule of strict construction shall be applied against either party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article or Section are references to such Article or Section of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

[Remainder of page intentionally left blank]

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In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Immunome, Inc.

By:

Name:

Title:

[_____], as Rights Agent

By:

Name:

Title:

Signature Page to Contingent Value Rights Agreement